Exhibit 23.1


Symbollon Pharmaceuticals, Inc
Framingham, Massachusetts

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2003, relating to the financial statements of Symbollon Pharmaceuticals, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 7, 2003, relating to the financial statements of Symbollon Pharmaceuticals, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002.

We also consent to the reference to us under the caption "Experts" in the Prospectus.






BDO Seidman, LLP
Boston, Massachusetts

October 17, 2003